Exhibit 10.2

Execution Version

STOCK PURCHASE AGREEMENT

By and Between

PFIZER INC.

AND

ARVINAS, INC.

Dated as of July 21, 2021

4.21 IT Systems	15

4.22 Privacy Laws	16

4.23 Transactions With Affiliates and Employees	16

5. Representations and Warranties of the Investor	16

5.1 Organization; Good Standing	16

5.2 Authorization	16

5.3 No Conflicts	17

5.4 No Governmental Authority or Third Party Consents	17

5.5 Purchase Entirely for Own Account	17

5.6 Disclosure of Information	17

5.7 Investment Experience and Accredited Investor Status	18

5.8 Acquiring Person	18

5.9 No “Bad Actor” Disqualification	18

5.10 Restricted Securities	18

5.11 Legends	18

5.12 Financial Assurances	19

5.13 Treatment of Non-Public Information	19

5.14 No Advice	19

5.15 Broker’s or Finders’ Fees	19

5.16 Due Diligence	19

6. Investor’s Conditions to Closing	20

6.1 Representations and Warranties	20

6.2 Covenants	20

6.3 Investor Agreement	20

6.4 Collaboration Agreement	20

6.5 No Material Adverse Effect	20

6.6 Listing	21

7. Company’s Conditions to Closing	21

7.1 Representations and Warranties	21

7.2 Covenants	21

7.3 Investor Agreement	21

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7.4 Collaboration Agreement	21

8. Mutual Conditions to Closing	21

8.1 HSR Act Qualification	21

8.2 Absence of Litigation	21

8.3 No Prohibition	21

9. Termination.	22

9.1 Ability to Terminate	22

9.2 Effect of Termination	22

10. Additional Covenants and Agreements	23

10.1 Market Listing	23

10.2 Notification under the HSR Act	23

10.3 Assistance and Cooperation	24

10.4 Legend Removal	24

10.5 Conduct of Business	25

10.6 Restrictions on Dispositions	25

11. Miscellaneous	26

11.1 Governing Law; Submission to Jurisdiction	26

11.2 Waiver	27

11.3 Notices	27

11.4 Entire Agreement	27

11.5 Amendments	27

11.6 Headings; Nouns and Pronouns; Section References	27

11.7 Severability	28

11.8 Assignment	28

11.9 Counterparts	28

11.10 Third Party Beneficiaries	28

11.11 No Strict Construction	28

11.12 Survival of Warranties	28

11.13 Remedies	28

11.14 Expenses	29

11.15 No Publicity	29

11.16 Limitation of Liability	29

Exhibit A – Form of Legal Opinion

Exhibit B – Notices

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 21, 2021 (the “Signing Date”), by and between Pfizer Inc. (the “Investor”), a Delaware corporation with its principal place of business at 235 East 42nd Street, New York, NY 10017, and Arvinas, Inc. (the “Company”), a Delaware corporation, with its principal place of business at 5 Science Park, 395 Winchester Ave., New Haven, CT 06511.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor are entering into (i) that certain Collaboration Agreement of even date herewith (the “Collaboration Agreement”), which contemplates a development and commercialization collaboration between the Investor, Arvinas Operations, Inc. and Arvinas Estrogen Receptor, Inc., each a wholly owned subsidiary of the Company and (ii) that certain Investor Agreement of even date herewith (the “Investor Agreement”), which contemplates certain rights and restrictions with respect to the Shares (as defined below) and other securities of the Company beneficially owned by the Investor and its Affiliates.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1. Definitions.

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“2018 Plan” shall have the meaning set forth in Section 4.2.

“Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with an individual, corporation, association or other business entity in question, but only for so long as such control will continue. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation, association or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

“Aggregate Purchase Price” shall mean $350,000,034.30.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

“Business Day” shall mean a day other than (a) a Saturday or a Sunday, or (b) a bank or other public holiday in New Haven, Connecticut or the State of New York, United States.

“Change of Control” shall mean (i) the acquisition of beneficial ownership, directly or indirectly, by any Third Party of securities or other voting interests of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities or other voting interests; (ii) any merger, consolidation or business combination involving the Company with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of voting securities or other voting interests of the Company immediately prior to such merger, consolidation or other business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, consolidation or business combination; (iii) any sale, lease, exchange, contribution or other transfer to a Third Party (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets; or (iv) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was recommended or approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Conditions” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Collaboration Agreement” shall have the meaning set forth in the recitals.

“Common Stock” shall have the meaning set forth in the recitals.

“Common Stock Equivalents” shall mean any options, restricted stock units, warrants or other securities or rights convertible into or exercisable, exchangeable or settleable for, whether directly or following conversion into or exercise, exchange or settlement for other options, restricted stock units, warrants or other securities or rights, shares of Common Stock or any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or voting or other rights of, the Common Stock.

“Company SEC Documents” shall have the meaning set forth in Section 4.9(a).

“Disposition” or “Dispose of” shall mean any (i) pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Common Stock, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

“DOJ” shall mean the U.S. Department of Justice.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Enforceability Exceptions” shall have the meaning set forth in Section 4.4.

“Equity Distribution Agreement” shall mean that certain Equity Distribution Agreement by and between the Company and Piper Sandler Companies (f/k/a Piper Jaffray & Co.), dated as of October 1, 2019.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any court, arbitrator, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

“HSR Clearance” shall mean, with respect to any HSR Filings, either (i) early termination of the applicable waiting period under the HSR Act or (ii) expiration of the applicable waiting period under the HSR Act.

“HSR Filing” shall mean any filings by the Company and Investor with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in the Transaction Agreements, together with all required documentary attachments thereto.

“Investor Agreement” shall have the meaning set forth in the recitals.

“LAS” shall have the meaning set forth in Section 4.7.

“Last Reported Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Nasdaq Stock Market.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Lock-Up Term” shall mean the period from and after the date of this Agreement until the occurrence of any event set forth in Section 10.6(c).

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Event, has had, or is reasonably expected to have, a material adverse effect on (A) the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries taken as a whole, or (B) the validity, enforceability or performance by the Company of its obligations under the Transaction Agreements, except to the extent that any such Effect results from or arises out of (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof, (iii) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (iv) earthquakes, hurricanes, floods or other natural disasters, epidemics, pandemics or disease outbreaks (including the COVID-19 virus), or any escalation or worsening thereof, (v) the announcement of the Transaction Agreements, the Collaboration Agreement or the Transaction, (vi) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that the underlying events giving rise to any such change shall not be excluded) or (vii) any breach, violation or non-performance by the Investor or any of its Affiliates under the Collaboration Agreement, provided, however, that the Effects excluded in clauses (i), (ii), (iii) and (iv) shall only be excluded to the extent such Effects are not disproportionately adverse on the Company and its Subsidiaries as compared to other companies operating in the Company’s industry.

“Modified Clause” shall have the meaning set forth in Section 11.7.

“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Rule 144” shall have the meaning set forth in Section 5.10.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in Section 2.1.

“Shares of Then Outstanding Common Stock” shall mean, at any time, the issued and outstanding shares of Common Stock at such time, as well as all capital stock issued and outstanding at such time as a result of any stock split, stock dividend, or reclassification of Common Stock distributable, on a pro rata basis, to all holders of Common Stock.

“Signing Date” shall have the meaning set forth in the preamble.

“Subsidiaries” shall mean with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the specified Person or one or more of its Subsidiaries.

“Termination Date” shall mean the one-year anniversary of the Signing Date.

“Third Party” shall mean any Person other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Trading Day” shall mean a day on which (i) trading in the Common Stock generally occurs on the Nasdaq Stock Market, and (ii) a Last Reported Sale Price for the Common Stock is available on the Nasdaq Stock Market.

“Transaction” shall mean the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, and the other transactions contemplated by this Agreement and the Collaboration Agreement, in accordance with the terms hereof and thereof.

“Transaction Agreements” shall mean this Agreement, the Collaboration Agreement and the Investor Agreement.

“Transfer Agent” shall mean the Company’s transfer agent.

2. Purchase and Sale of Common Stock.

2.1 Closing. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor and the Investor shall purchase from the Company, a number of shares of Common Stock (the “Shares”) at a price as set forth in Section 2.2.

2.2 Number of Shares. The number of Shares shall be equal to 3,457,815 and the purchase price per Share shall be equal to $101.22.

3. Closing Date; Deliveries.

3.1 Closing Date. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures at 9:00 a.m. New York City time on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Sections 6, 7, and 8 (the “Closing Conditions”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction at such time of such conditions), or at such other time, date, and location as the parties may agree. The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2 Deliveries.

(a) Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to the Investor the Shares, registered in the name of the Investor, and the Company shall instruct the Transfer Agent to register such issuance at the time of such issuance (the “Transfer Agent Instructions”). The Company shall also deliver at the Closing: (i) a duly executed cross receipt in form and substance reasonably satisfactory to each party (the “Cross Receipt”); (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized officer of the Company, certifying that the conditions to Closing set forth in Sections 6 and 8.2 of this Agreement have been fulfilled; (iii) a legal opinion of the Company’s counsel, in substantially the form of Exhibit A attached hereto; (iv) a copy of the Transfer Agent Instructions; and (iv) a certificate of the secretary of the Company dated as of the Closing Date certifying (A) that attached thereto is a true and complete copy of the Amended and Restated Bylaws of the Company as in effect at the time of the actions by the Board of Directors of the Company referred to in clause (B) below, and on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction as of the Closing Date; and (C) that attached thereto is a true and complete copy of the Company’s Restated Certificate of Incorporation as in effect at the time of the actions by the Board of Directors of the Company referred to in clause (B) above, and on the Closing Date.

(b) Deliveries by the Investor. At the Closing, the Investor shall deliver, or cause to be delivered, to the Company the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company. The Company shall notify the Investor in writing of the wiring instructions for such account not less than two (2) Business Days before the Closing Date. The Investor shall also deliver, or cause to be delivered, at the Closing: (i) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized officer of the Investor certifying that the conditions to Closing set forth in Section 7 of this Agreement have been fulfilled; and (ii) a duly executed Cross Receipt.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

4.1 Organization, Good Standing and Qualification.

(a) The Company and each of its Subsidiaries have been duly organized or formed, as applicable, and are validly existing and in good standing under the laws of their respective jurisdictions of organization or formation, are duly qualified to do business and are in good standing in each jurisdiction in which ownership or lease of property or the conduct of their businesses requires such qualification, and have all power and authority necessary to own or hold their properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has all requisite corporate power and corporate authority to enter into the Transaction Agreements, to issue and sell the Shares and to perform its obligations under and to carry out the Transaction.

4.2 Capitalization and Voting Rights.

(a) As of the Signing Date, the authorized capital of the Company consists of (i) 200,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share. As of the Trading Day immediately preceding the Signing Date, of the Common Stock, (A) 49,118,641 shares are issued and outstanding, (B) 5,543,831 shares are issuable upon the exercise of outstanding stock options or upon the settlement of other outstanding equity awards pursuant to the Company’s 2018 Stock Incentive Plan (the “2018 Plan”), (C) 2,327,830 shares are reserved for future issuance pursuant to the 2018 Plan, (D) 1,481,852 shares are reserved for future issuance pursuant to the Company’s 2018 Employee Stock Purchase Plan, and (E) an aggregate of $34,356,859 in shares of Common Stock may be issued pursuant to the Equity Distribution Agreement from time to time, in “at the market” offerings or certain negotiated transactions. As of the Signing Date, no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued in compliance with all federal and state securities laws and are fully paid and non-assessable and are not subject to any pre-emptive rights.

(b) Except as described or referred to in Section 4.2(a) above and as provided in the Investor Agreement, as of the Signing Date, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options.

(c) Except as disclosed in the Company SEC Documents, (i) no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company and (ii) the Company is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of the Company or the giving of written consents by a stockholder or director of the Company.

(d) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

4.3 Subsidiaries. As of the Signing Date, the Company does not own or control, directly or indirectly, any Subsidiary other than the Subsidiaries listed in Schedule 1 hereto. All the outstanding shares of capital stock or other equity interests of each Subsidiary owned, directly or indirectly, by the Company have been duly authorized and validly issued, are fully paid and non-assessable (except, in the case of any foreign Subsidiary, for directors’ qualifying shares) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

4.4 Authorization.

(a) The Company has full right, power and authority to execute and deliver the Transaction Agreements and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Agreements and the consummation by it of the Transaction has been duly and validly taken.

(b) Each of the Transaction Agreements has been duly executed and delivered by the Company, and upon the due execution and delivery of the Transaction Agreements by the Investor, the Transaction Agreements will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except, with respect to the Investor Agreement and the Collaboration

Agreement, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(c) No stop order or suspension of trading of the Common Stock has been imposed by the Nasdaq Stock Market, the SEC or any other Governmental Authority and remains in effect.

4.5 No Defaults. Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, lease, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any Law, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 No Conflicts. The execution, delivery and performance of the Transaction Agreements, the issuance and sale of the Shares and the consummation of the Transaction will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or (iii) result in the violation of any Law except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7 No Governmental Authority or Third Party Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or Governmental Authority or regulatory authority is required for the execution, delivery and performance by the Company of each of the Transaction Agreements or the issuance and sale of the Shares, except (i) such filings as may be required to be made with the SEC and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) as may be required pursuant to the HSR Act and (iii) with respect to the Shares, as may be required by the Nasdaq Stock Market, which may include a Notification Form: Listing of Additional Shares (the “LAS”).

4.8 Valid Issuance of Shares. When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Transaction Agreements, as a result of any action by the Investor or under federal or state securities Laws.

4.9 Company SEC Documents; Financial Statements; Nasdaq Stock Market.

(a) Since January 1, 2020, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it under the Securities Act and the Exchange Act, and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the Signing Date, (i) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) the Company has not been notified that any of the Company SEC Documents is the subject of an ongoing SEC review or outstanding investigation.

(c) The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2021 present fairly the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Company SEC Documents present fairly the information required to be stated therein.

(d) The Common Stock is listed on the Nasdaq Stock Market, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market. The Company has not received any notification that, and has no knowledge that, the SEC or the Nasdaq Stock Market is contemplating terminating such listing or registration.

(e) The Company and its Subsidiaries have established systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) interactive data in eXtensible Business Reporting Language included in the Company SEC Documents fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as disclosed in the Company SEC Documents, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) There is and has been no material failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

4.10 Absence of Certain Changes.

(a) Except as disclosed in the Company SEC Documents, since December 31, 2020, (i) the Company and each of its Subsidiaries has conducted its business operations in the ordinary course of business consistent with past practice; (ii) there has not been any material change in the capital stock (other than (x) the issuance of shares of Common Stock upon exercise of stock options and the settlement of other equity awards described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Company SEC Documents and (y) the issuance of shares of Common Stock, options and equity awards granted to new employees of the Company as inducement awards pursuant to Nasdaq Listing Rule 5635(c)(4)), short-term debt or long-term debt of the Company or any of its Subsidiaries (other than intercompany indebtedness among its Subsidiaries incurred in the ordinary course of business), or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development that would reasonably be expected to result in a material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations of the Company and its Subsidiaries taken as a whole; (iii) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole; (iv) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or Governmental Authority or regulatory authority; and (v) the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Laws.

4.11 Offering. Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9, 5.10 and 5.11 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of such exemption.

4.12 No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Shares in a manner that would require registration of the Shares under the Securities Act.

4.13 Brokers’ or Finders’ Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the Transaction or the Collaboration Agreement, other than fees payable by the Company pursuant to its engagement of Goldman Sachs & Co. LLC as financial advisor in connection with the Transaction.

4.14 Investment Company. The Company is not and, immediately after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

4.15 No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. The Company has offered the Shares for sale only to the Investor.

4.16 Litigation. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, there is no claim, action, suit, arbitration or similar proceeding or investigation, pending against, or to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, or any of their respective properties or, to the knowledge of the Company, any of their respective officers or directors, including any such claim, action, suit, arbitration or similar proceeding, or investigation that questions the validity of the Transaction Agreements or the right of the Company to consummate the Transaction.

4.17 Tax Matters. The Company and its Subsidiaries each (i) have timely filed all required federal, state, local and foreign tax returns, and all such returns were true, complete and correct, (ii) have paid all federal, state, local and foreign taxes due and payable, for which it is liable, including, without limitation, all sales and use taxes and all taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to employees, creditors and third parties, and (iii) do not have any tax deficiency or claims outstanding or assessed or, to its knowledge, proposed against any of them, except those, in each of the cases described in clauses (i), (ii) and (iii) above, that would not, singularly or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the United States Internal Revenue Code of 1986, as amended (the “Code”). Neither the Company nor any of its subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and U.S. Treasury Regulation § 1.6011-4(b)(2).

4.18 Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent applications, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names, technology or other intellectual property (collectively, “Intellectual Property”) necessary for the conduct of their respective businesses as currently conducted and as currently proposed to be conducted as disclosed in the Company SEC Documents, and neither the Company nor any of its Subsidiaries has received any written notice of any pending or, to the knowledge of Company, threatened, action, suit, proceeding or claim by others challenging the Company’s or its Subsidiaries’ rights in or to any such Intellectual Property or is otherwise aware of any infringement, misappropriation, violation of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect. To the Company’s knowledge, no employee of the Company or its Subsidiaries is in violation of the term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or actions undertaken by the employee while employed with the Company or its Subsidiaries, except as such violation would not result in a Material Adverse Effect. All patents and patent applications owned by or licensed to the Company or its Subsidiaries, under which the Company or its Subsidiaries, has rights and which are necessary for the conduct of their respective businesses as currently conducted and as currently proposed to be conducted as disclosed in the Company SEC Documents have, to the knowledge of the Company, been duly and properly filed and maintained. To the Company’s knowledge, the parties prosecuting such applications have complied with their duty of candor and disclosure to U.S. Patent and Trademark Office (the “USPTO”) in connection with such applications; and the Company is not aware of any facts required to be disclosed to the USPTO that were not disclosed to the USPTO and which would preclude the grant of a patent in connection with any such application or would reasonably be expected to form the basis of a finding of invalidity with respect to any patents that have issued with respect to such applications.

4.19 Tests and Preclinical and Clinical Trials. To the knowledge of the Company, the studies, tests and preclinical and clinical trials conducted by or on behalf of the Company or its Subsidiaries, were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all permits and licenses and applicable Laws including, as applicable, without limitation, the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder. The descriptions of the results of such studies, tests and trials contained in the Company SEC Documents are, to the Company’s knowledge, accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials, except to the extent disclosed in the Company SEC Documents. Except to the extent disclosed in the Company SEC Documents, (i) the Company is not aware of any studies, tests or trials, the results of which the Company believes reasonably call into question the study, test, or trial results described or referred to in the Company SEC Documents when viewed in the context in which such results are described and the clinical state of development; and (ii) the Company and its Subsidiaries have not received any notices or correspondence from the United States Food and Drug Administration, any regulatory agencies or any other Governmental Authorities requiring the termination or suspension of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or its Subsidiaries, other than ordinary course communications with respect to modifications in connection with the design and implementation of such trials.

4.20 Environmental Matters. Except as described in the Company SEC Documents or would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any Law, including any administrative order, consent or decree, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required for their operations under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) to the knowledge of the Company there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

4.21 IT Systems. To the Company’s knowledge, there has been no material security breach or other material compromise of or relating to any of the Company’s and its Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”). The Company and its Subsidiaries have (i) not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in any security breach or other material compromise to its IT Systems and Data; (ii) complied, and are presently in compliance with, all applicable Laws or any judgment, order, rule or regulation of any court or arbitrator or Governmental Authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have a Material Adverse Effect on the Company; and (iii) implemented appropriate backup and disaster recovery technology.

4.22 Privacy Laws. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s knowledge, in compliance in all material respects with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company’s privacy policies and public written statements regarding the Company’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which the Company is bound. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company is in compliance in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

4.23 Transactions With Affiliates and Employees. There are no business relationships or related-party transactions involving the Company, its Subsidiaries or any other Person required by the Securities Act to be described in the Company SEC Documents that have not been described as required.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1 Organization; Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investor has all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the Transaction.

5.2 Authorization.

(a) The Investor has full right, power and authority to execute and deliver the Transaction Agreements and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Agreements and the consummation by it of the transactions contemplated thereby has been duly and validly taken.

(b) Each of the Transaction Agreements has been duly executed and delivered by the Investor, and upon the due execution and delivery of the Transaction Agreements by the Company, the Transaction Agreements will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 No Conflicts. The execution, delivery and performance of the Transaction Agreements, the subscription for and purchase of the Shares and the consummation of the Transaction will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Investor or (iii) result in the violation of any Law, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the Investor’s ability to perform its obligations or consummate the Transaction in accordance with the terms of the Transaction Agreements.

5.4 No Governmental Authority or Third Party Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or Governmental Authority or regulatory authority is required for the execution, delivery and performance by the Investor of each of the Transaction Agreements or the subscription for and purchase of the Shares, except as may be required pursuant to the HSR Act.

5.5 Purchase Entirely for Own Account. The Investor acknowledges that the Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares. The Investor can bear the economic risk of an investment in the Shares indefinitely and a total loss with respect to such investment. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement, arrangement or understanding with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6 Disclosure of Information. The Investor has received or has had full access to all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to consummate the Transaction. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment. The foregoing, however, does not limit or modify the representations and warranties of the Company in the Collaboration Agreement or Section 4 of this Agreement.

5.7 Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8 Acquiring Person. As of the Signing Date, neither the Investor nor any of its Affiliates beneficially owns, and immediately prior to the Closing, neither the Investor nor any of its Affiliates will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Investor’s rights under this Agreement), any securities of the Company, except for securities that may be beneficially owned by either (i) employee benefit plans of the Investor or any of its Affiliates or (ii) any executive officer or director of the Investor.

5.9 No “Bad Actor” Disqualification. The Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act. The Investor’s responses in the questionnaire delivered to the Company by the Investor related to qualification under Rule 506(d)(1) are true and correct as of the Signing Date and will remain true and correct as of the Closing Date.

5.10 Restricted Securities. The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect. The Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

5.11 Legends. The Investor understands that any certificates representing the Shares shall bear the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”;

(b) any legend required by applicable state securities Laws; and

(c) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY UPON THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF JULY 21, 2021, BY AND BETWEEN ARVINAS, INC. AND PFIZER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ARVINAS, INC.”

5.12 Financial Assurances. As of the Signing Date, the Investor has, and as of the Closing Date, the Investor will have, access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

5.13 Treatment of Non-Public Information. The Investor agrees (i) to hold the existence, terms and conditions of this Agreement, the Investor Agreement and the Collaboration Agreement and the transactions contemplated hereby and thereby in confidence and not to disclose the same to any other person until such time as the Company files with the SEC a Current Report on Form 8-K disclosing such matters or publicly announces the same, and (ii) to hold certain other matters disclosed to it by the Company in confidence and not to disclose the same to any other person until such time as the Company files with the SEC a report publicly disclosing such information. The Investor understands that the federal securities laws impose restrictions on trading based on information regarding such matters.

5.14 No Advice. The Investor understands that nothing in the Transaction Agreements or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted each such legal, tax and investment advisor as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.15 Broker’s or Finders’ Fees. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of the Investor who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

5.16 Due Diligence. The Investor is not relying and has not relied on any representations or warranties whatsoever regarding the Company, express or implied, except for the representations and warranties in Section 4 of this Agreement and Article 10 of the Collaboration Agreement. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties by the Company. In connection with the due diligence investigation of the Company by the Investor, the

Investor and its Affiliates, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors certain information regarding the Company. Accordingly, the Investor hereby acknowledges and agrees that neither the Company nor any of its Affiliates, directors, officers, employees, consultants, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such information unless any such information is expressly addressed or included in a representation or warranty made by the Company contained in this Agreement or the Collaboration Agreement.

6. Investor’s Conditions to Closing. The Investor’s obligation to consummate the Transaction is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1 Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, and 4.9 of this Agreement) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, constitute a Material Adverse Effect.

6.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3 Investor Agreement. The Company shall have duly executed and delivered to the Investor the Investor Agreement, and such agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

6.4 Collaboration Agreement. The Company shall have duly executed and delivered to the Investor the Collaboration Agreement and such agreement shall not have been terminated in accordance with its terms and shall be in full force and effect as of the Closing Date.

6.5 No Material Adverse Effect. From and after the Signing Date until the Closing Date, there shall have occurred no event that has caused, or would reasonably be expected to cause, a Material Adverse Effect.

6.6 Listing. In the event the Company determines that such a submission is required pursuant to the rules and regulations of the Nasdaq Stock Market, the Company shall have submitted the LAS to the Nasdaq Stock Market.

7. Company’s Conditions to Closing. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1 Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3 Investor Agreement. The Investor shall have duly executed and delivered to the Company the Investor Agreement, and such agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

7.4 Collaboration Agreement. The Investor shall have duly executed and delivered to the Company the Collaboration Agreement and such agreement shall not have been terminated in accordance with its terms and shall be in full force and effect.

8. Mutual Conditions to Closing. The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1 HSR Act Qualification. Any filings required under the HSR Act in connection with this Agreement shall have been made and the required waiting period shall have expired or been terminated as of the Closing Date.

8.2 Absence of Litigation. There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that questions the validity of any Transaction Agreement or the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the Transaction, or which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the Transaction.

8.3 No Prohibition. No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect.

9. Termination.

9.1 Ability to Terminate. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Company and the Investor;

(b) either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 hereof shall not have been fulfilled or shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party within ten Business Days after receiving receipt of written notice of an intention to terminate pursuant to this clause (b); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the Transaction prior to the Termination Date;

(c) the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1, 6.2, 6.3, 6.4, 6.5 or 6.6 hereof, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Investor set forth in this Agreement, or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1, 7.2, 7.3 or 7.4 hereof, as applicable, could not be satisfied by the Termination Date; or

(d) the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, 7.2, 7.3, or 7.4 hereof, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2, 6.3, 6.4, 6.5 or 6.6 hereof, as applicable, could not be satisfied by the Termination Date.

9.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (i) this Agreement (except for this Section 9.2 and Section 11 hereof), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the Transaction; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 9.1(b) because the mutual condition to the Closing set forth in Section 8.1 has not been fulfilled by the Termination Date, then Investor shall pay Company a termination fee of $40,000,000, by wire transfer of immediately available funds to the account or accounts designated by the Company, within twenty (20) Business Days after such termination. In the event the termination fee payable pursuant to this Section 9.2(b) is paid to the Company, the Company’s receipt of the termination fee shall be the sole and exclusive remedy of the Company in respect of any breach of, or inaccuracy contained in, Investor’s covenants, agreements, representations or warranties in this Agreement; provided, that the foregoing shall not relieve Investor from any liability for fraud or any intentional or willful breach of this Agreement.

10. Additional Covenants and Agreements.

10.1 Market Listing. From the Signing Date through the Closing Date, Company shall use all commercially reasonable efforts to (i) maintain the listing and trading of the Common Stock on the Nasdaq Stock Market and (ii) effect the listing of the Shares on the Nasdaq Stock Market, including submitting the LAS to the Nasdaq Stock Market in the event the Company determines that such a submission is required pursuant to the rules and regulations of the Nasdaq Stock Market.

10.2 Notification under the HSR Act. Subject to the terms and conditions hereof, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to, as promptly as practicable under applicable Law, consummate and make effective the transactions contemplated hereby, including using its commercially reasonable efforts to obtain or make all necessary or appropriate filings required under the HSR Act or applicable Law and to prevent or lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. If the Investor or the Company determines that an HSR Filing is necessary, it shall so notify the other party, and each party shall as soon as practicable but no later than fifteen (15) Business Days of the Signing Date (or such later time as may be agreed to in writing by the parties), file with the FTC and the Antitrust Division of the DOJ, any HSR Filing required of it under the HSR Act in the reasonable opinion of either party with respect to the Transaction. The Investor and Company each will use commercially reasonable efforts to provide any supplemental information that may be requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all material respects with the requirements of the HSR Act. The Investor and Company shall (i) use their commercially reasonable efforts to respond as promptly as practicable to any inquiries or requests for documentation or information or any request for additional information (a “second request”) received from the FTC or the DOJ and to all similar inquiries and requests received from any other

Governmental Authority, and (ii) use their commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act and all other applicable competition Laws and to cause the waiting periods, approvals or other requirements under the HSR Act and all other applicable competition Laws to terminate or expire or be obtained prior to the Termination Date. None of the parties shall knowingly take, cause or permit to be taken any action which such party reasonably expects is likely to materially delay or prevent consummation of the transactions contemplated by this Agreement. None of Investor or any of its Subsidiaries or Affiliates shall acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to delay the satisfaction of the conditions contained in Section 8.1 or materially delay or prevent the consummation of the transactions contemplated by this Agreement. Each party shall consult with the other party and consider in good faith the views of the other party prior to entering into any agreement, arrangement, undertaking or understanding (oral or written) with any Governmental Authority relating to any competition Laws with respect to the Transactions; provided, that the final determination as to the appropriate course of action shall be made by the Investor. The parties shall use reasonable best efforts to cooperate with one another to the extent necessary in the preparation of any such HSR Filing. Each party shall be responsible for its own costs and expenses associated with any HSR Filing; provided, however, that the Investor shall be solely responsible for paying any filing fees required to be paid to any Governmental Authority in connection with making any such HSR Filing.

10.3 Assistance and Cooperation. Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using all reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Sections 6, 7 and 8 to be satisfied (including, in the case of the Company, promptly notifying the Investor of any notice from the Nasdaq Stock Market with respect to the LAS); (ii) taking all reasonable actions necessary to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iii) taking all reasonable actions necessary to obtain all necessary consents, approvals or waivers from Third Parties; and (iv) except as otherwise provided for in Section 10.2, defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

10.4 Legend Removal.

(a) Certificates evidencing the Shares shall not contain the legend set forth in Section 5.11(a): (i) following a sale of such Shares pursuant to a registration statement covering the resale of such Shares, while such registration statement is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144 or (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions under Rule 144.

(b) Certificates evidencing the Shares shall not contain the legend set forth in Section 5.11(c) following: (i) a sale of such Shares pursuant to a registration statement covering the resale of such Shares, while such registration statement is effective under the Securities Act, (ii) any sale of such Shares pursuant to Rule 144 or (iii) the expiration of the Lock-Up Term; provided that any transfer described in clause (i) or (ii) above shall have been in compliance with all applicable provisions of this Agreement.

(c) The Company agrees that at such time as any legend set forth in Section 5.11 is no longer required under this Section 10.4, the Company will, no later than three (3) Business Days following the delivery by the Investor to the Company or notice by the Investor to the Company of delivery by the Investor to the Transfer Agent of a certificate representing Shares issued with such legend (together with any legal opinion required by the Transfer Agent), deliver or cause to be delivered to the Investor a certificate representing such Shares that is free from such legend, or, in the event that such shares are uncertificated, remove any such legend in the Company’s stock records. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 5.11.

10.5 Conduct of Business. During the period from the Signing Date until the Closing, except as consented to in writing by the Investor, the Company shall not (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or establish a record date for any of the foregoing, or (ii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, except pursuant to repurchases of equity pursuant to the terms of its equity compensation plans.

10.6 Restrictions on Dispositions.

(a) Lock-Up. During the Lock-Up Term, without the prior approval of the Company, the Investor shall not, and shall cause its Affiliates not to, Dispose of any of the Shares; provided, however, that the foregoing shall not prohibit the Investor from (i) transferring the Shares to an Affiliate; (ii) Disposing of any Shares in order to reduce the beneficial ownership of the Investor to 19.99% of the Shares of Then Outstanding Common Stock or such lesser percentage as advised in good faith and in writing by the Investor’s certified public accountants that would be necessary pursuant to applicable accounting rules and guidelines so as to not require the Investor to include in its financial statements its portion of the Company’s Shares of Then Outstanding Common Stock; or (iii) Disposing of any Shares pursuant to a bona fide third party tender offer.

(b) Transactions for Personal Account. For the avoidance of doubt, nothing in Section 10.6 will restrict any Disposition of shares of Common Stock held by an officer or director of the Investor for his or her personal account.

(c) Termination of Lock-Up. Section 10.6(a) shall terminate and have no further force or effect upon the earliest to occur of:

(i) the date that is one year after the Closing Date;

(ii) the date as of which the Investor holds less than five percent (5%) of the Company’s Shares of Then Outstanding Common Stock ;

(iii) a Change of Control of the Company;

(iv) a liquidation or dissolution of the Company; and

(v) the date on which the Common Stock ceases to be registered pursuant to Section 12 of the Exchange Act.

11. Miscellaneous.

11.1 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts. The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.3 or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

11.2 Waiver. Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

11.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be (i) delivered personally, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent via an internationally-recognized overnight courier service or (iv) sent by electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via an internationally-recognized overnight courier service or when transmitted with electronic confirmation of receipt, and if transmitted by electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either party may change its address by giving notice to the other party in the manner provided above.

11.4 Entire Agreement. This Agreement, the Investor Agreement and the Collaboration Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as specifically set forth in this Agreement, the Investor Agreement and the Collaboration Agreement.

11.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

11.6 Headings; Nouns and Pronouns; Section References. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.7 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and make a good faith effort to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.8 Assignment. Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, that Investor may assign or transfer this Agreement without Company’s consent (but with written notice to the other party promptly following such assignment or transfer) to an Affiliate. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning party. Any assignment or attempted assignment by either party in violation of the terms of this Section 11.8 shall be null, void and of no legal effect.

11.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the parties, and, upon delivery, shall constitute due execution of this Agreement.

11.10 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.11 No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party. Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.

11.12 Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing and the delivery of the Shares.

11.13 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.14 Expenses. Subject to Section 10.2, each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of the Transaction Agreements.

11.15 No Publicity. The parties hereto agree that the provisions of Section 12.4 of the Collaboration Agreement shall be applicable to the parties to this Agreement with respect to any public disclosures regarding the proposed transactions contemplated by this Agreement and the Collaboration Agreement or regarding the parties hereto or their Affiliates (it being understood that the provisions of Section 12.4 of the Collaboration Agreement shall be read to apply to disclosures of information relating to this Agreement and the transactions contemplated hereby).

11.16 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.16 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PFIZER INC.

By:	/s/ John DeYoung
Name: John DeYoung
Title: Vice President

ARVINAS, INC.

By:	/s/ John Houston
Name: John Houston
Title: CEO and President

(Signature Page to Stock Purchase Agreement)